Appendix A to the
Expense Limitation and Reimbursement Agreement

Dated February 13, 2026 between
Aristotle Pacific Enhanced CLO Income Fund
and
Aristotle Pacific Capital, LLC

Fund and Class	Percentage of Average Daily Managed Assets
Aristotle Pacific Enhanced CLO Income Fund – Class I	1.50%
Aristotle Pacific Enhanced CLO Income Fund – Class I-2	1.50%

IN WITNESS WHEREOF, the parties hereto have caused this Appendix A to be signed on their behalf by their duly authorized officers as of May 1, 2026.

ARISTOTLE PACIFIC ENHANCED CLO INCOME FUND /s/ Benjamin J. Eirich By: Benjamin J. Eirich Title: President
ARISTOTLE PACIFIC CAPITAL, LLC /s/ Joshua B. Schwab By: Joshua B. Schwab Title: Chief Financial Officer & Chief Operating Officer